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                                                                     EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER

                                      among

                             ONCOGENE SCIENCE, INC.,

                          MYCOSEARCH ACQUISITION CORP.,

                                MYCOSEARCH, INC.

                                       and

                           EACH OF THE SHAREHOLDERS OF

                                MYCOSEARCH, INC.

                             ----------------------
                                 April 11, 1996
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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of April 11, 1996, among ONCOGENE SCIENCE, INC., a Delaware corporation with its principal office located at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 (the "Parent"), MYCOSEARCH ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of the Parent ("Merger Sub"), MYCOSEARCH, INC., a North Carolina corporation with its principal office located at Five Oaks Office Park, Suites 5 and 6, 4905 Pine Cone Drive, Durham, North Carolina 27707 (the "Company"), Barry Katz, an individual residing at 5609 Cascade Drive, Chapel Hill, North Carolina 27514 ("Katz"), Barry S. Roberts, an individual residing at 207 Stagecoach Road, Chapel Hill, North Carolina 27514 ("Roberts"), John McLaughlin, an individual residing at 901 Smyrna Drive, Whiteville, North Carolina 28472 ("McLaughlin"), and Cedric Pearce, an individual residing at 102 Springhill Forest Road, Chapel Hill, North Carolina 27516 ("Pearce" and together with Katz, Roberts and McLaughlin, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the parties wish to provide for the terms and conditions upon which the Company will be acquired by the Parent by means of a merger of the Company with and into Merger Sub; and

         WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").
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         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       The Merger.

                  1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), the Company shall be merged with and into Merger Sub in accordance with the laws of the States of Delaware and North Carolina and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (Merger Sub, in such capacity hereinafter sometimes referred to as the "Surviving Corporation"). The name of Merger Sub as the Surviving Corporation, shall be "MYCOsearch, Inc."

                  1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Wyrick, Robbins, Yates & Ponton, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607 at 10:00 a.m. on April 11, 1996; or (b) at such other place, time, and/or date upon which the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

                  1.3 Effective Time. Upon the Closing, the parties hereto shall cause a Certificate of Merger ("Certificate of Merger") to be properly executed and filed in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and articles of merger ("Articles of Merger") to be properly executed and filed in accordance with the provisions of the North Carolina Business Corporation Act ("NCBCA"). The parties hereto shall also take such further actions as may be required under the DGCL and the NCBCA in connection



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with the consummation of the Merger. The Merger shall become effective at such time as the Certificate of Merger (substantially in the form of Exhibit A-1 attached hereto) is duly filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL and the Articles of Merger (substantially in the form of Exhibit A-2 attached hereto) are duly filed with the Secretary of State of the State of North Carolina in accordance with the provisions of Section 55-11-05 of the NCBCA or at such later time as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Sub, all as provided under applicable law.

                  1.4 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder of any of the following securities:

                           (a) Conversion of Company Common Stock. At the
Effective Time, each then outstanding share of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock"), shall be converted into and represent the right to receive (i) 601.477 validly issued, fully paid and non-assessable shares of Common Stock, par value $.01 per share, of the Parent (the "Parent Common Stock") (such ratio, as determined in accordance with Section 1.5 and adjusted as contemplated pursuant to Section 1.6, being referred to herein as the "Stock Exchange Ratio") and (ii) $3,277.60 in cash (such amount, as determined in accordance with Section 1.5, the "Cash Exchange Ratio" and together with the Stock Exchange Ratio, the "Exchange Ratios".) All such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights



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with respect thereto, except the right to receive cash and the shares of the
Parent Common Stock to be issued pursuant to this Section 1.4 with respect thereto upon the surrender of such certificate in accordance with Section 1.7.

                           (b) The Company Stock Owned by the Company. All
shares of the Company Common Stock which immediately prior to the Effective Time are held directly by the Company in its treasury, shall be cancelled and retired and shall cease to exist, and no capital stock of the Parent or other consideration shall be delivered with respect thereto.

                           (c) Merger Sub Common Stock. Each share of capital
stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall continue as one share of capital stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number and kind of shares of the Surviving Corporation.

                  1.5 Determination of Exchange Ratios. The Stock Exchange Ratio which establishes the number of shares of the Parent Common Stock (the "OSI Shares") required to be exchanged for the Company Common Stock pursuant to
Section 1.4(a) hereof shall be determined by dividing (a) the quotient of $2,950,000 divided by the "Current Market Price" by (b) the number of shares of the Company Common Stock outstanding at the Effective Time. The "Current Market Price" shall be the average of the closing price of the Parent Common Stock on the Nasdaq National Market for the 20 trading days immediately preceding the Closing Date as reported in The Wall Street Journal, or in the event that no sale has taken place on any one or more of such 20 trading days, the average of the highest reported bid and lowest reported asked quotations on the Nasdaq National Market for such days shall be used. The value of the Parent Common Stock calculated in accordance with the preceding sentence shall be referred to herein as the "Closing Price." For purposes of this Agreement,



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$2,950,000 shall be deemed the "Stock Consideration." The Cash Exchange Ratio, which determines the amount of cash which each share of the Company Common Stock shall represent a right to receive, shall be determined by dividing $1,725,000 by the total number of shares of the Company Common Stock outstanding at the Effective Time. The parties hereby acknowledge that the Parent has heretofore delivered to the shareholders $25,000, which amount, together with the $1,725,000 referred to in the previous sentence, shall be deemed the "cash consideration"; the cash contribution and the stock consideration shall be collectively referred to herein as the "Purchase Price."

                  1.6 Adjustment of Stock Exchange Ratio. In the event that, subsequent to the date of this Agreement, but prior to the Effective Time, the outstanding shares of the Parent Common Stock or the Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Stock Exchange Ratio shall be appropriately adjusted and, with regard to any such change to the Company Common Stock, the Cash Exchange Ratio shall also be appropriately adjusted.

                  1.7      Exchange of Securities.

                           (a) Promptly after the Effective Time, the Parent
shall, upon surrender of the stock certificates representing all of the issued and outstanding shares of the Company Common Stock, deliver to each Shareholder or his designee(s) (i) a certificate representing the shares of Parent Common Stock to which such Shareholder is entitled, (ii) the amount of cash to which such Shareholder is entitled, and (iii) a five-year warrant (each, a "Warrant" and collectively, the "Warrants"), substantially in the form attached hereto as Exhibit B, issuable to the Shareholder, entitling such Shareholder to purchase the number of shares of the Parent Common Stock opposite such Shareholder's name



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on Exhibit C attached hereto. The number of OSI shares and the amount of cash to which each Shareholder is entitled shall be determined by multiplying the number of shares of the Company Common Stock held by such Shareholder at the Effective Time by the Stock Exchange Ratio and the Cash Exchange Ratio, respectively. The Warrants shall not be exercisable until the second anniversary of the Closing Date; provided, however, that upon a "change in control" (as hereinafter defined) of the Parent during such two-year period, the Warrants shall be immediately exercisable. The exercise price of the Warrants shall be the Closing Price. For purposes of this Agreement, "change of control" shall mean (i) a transfer of shares of capital stock of the Parent to a third party, as a result of which transfer such third party obtains the right to elect a majority of the Board of Directors of the Parent, or (ii) a sale or other disposition (whether effected by a merger, consolidation or otherwise) of all or substantially all of the outstanding capital stock of the Parent or all or substantially all of the assets of the Parent. The shares of the Company Common Stock so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to the holder of shares of the Company Common Stock.

                           (b) The Parent shall not be required to issue or
deliver any fractional shares of Parent Common Stock in connection with the exchange described in Section 1.7(a) above; however, the Parent shall pay to each Shareholder (or his designee(s)) who would otherwise be entitled to receive a fractional share of Parent Common Stock an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the fraction of the share of Parent Common Stock to which such holder would otherwise be entitled, times (ii) $9.319. For purposes of determining such fractional shares, all shares of Parent Common Stock to be issued to a Shareholder shall be aggregated.



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         2.       Certain Matters Relating to the Surviving Corporation and the
OSI Shares.

                  2.1 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

                  2.2 By-laws of the Surviving Corporation. The By-laws of Merger Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law.

                  2.3 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by applicable law. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the By-laws of the Surviving Corporation, or as otherwise provided by applicable law.

         3. Representations and Warranties of the Shareholders. The Shareholders, jointly and severally, represent and warrant to the Parent as follows:

                  3.1 Due Incorporation and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has all corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. The Company is duly qualified to transact business



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and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of the Company.

                  3.2 Corporate Power of the Company. The Company has full legal right, power and authority and has taken all necessary corporate action required to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.3 Authority to Execute and Perform Agreements. Each Shareholder has full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of each Shareholder enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement by each Shareholder and the consummation of the transactions contemplated hereby by each Shareholder in accordance with its terms and conditions will not: (i) to the knowledge of the Shareholders, require the approval or consent of any federal or state governmental or regulatory body or the approval or consent of any other person; (ii) conflict with or result in any material breach or violation of any



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of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a material default under the Company's Articles of Incorporation or Bylaws, or to the knowledge of the Shareholders, any statute, regulation, order, judgment or decree applicable to any Shareholder or to the shares of the Company Common Stock held by any Shareholder, or any instrument, contract or other agreement to which any Shareholder is a party or by, or to which, any Shareholder, or the Company Common Stock held by any Shareholder, is bound or subject; or (iii) result in the creation of any lien or other encumbrance on the shares of the Company Common Stock held by any Shareholder.

                  3.4      Outstanding Capital Stock; Affiliates.

                           (a) The Company is authorized to issue 1,000 shares
of Class A common stock, $1.00 par value, of which 526.3 shares will be issued and outstanding as of the Closing Date, and 100,000 shares of Class B common stock, none of which are outstanding. The shares of the Company Common Stock held by the Shareholders constitute all of the issued and outstanding capital stock of the Company. The Company has no subsidiaries. The shares of Company Common Stock held by the Shareholders have been duly and validly authorized and issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. The record and beneficial owners of all of the issued and outstanding shares of Common Stock are set forth on Exhibit C attached hereto.

                           (b) Schedule 3.4(b) sets forth each entity which the
Company controls, is controlled by or is under common control with ("Affiliates") and sets forth the percentage ownership by the Company of each Affiliate or vice versa.

                  3.5 Other Securities. Other than the Common Stock, there are no outstanding options, warrants, convertible securities, subscriptions or other commitments or rights of any nature or kind whatsoever to acquire, sell, convert or issue any securities of the Company.



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                  3.6 Title to Common Stock. Each Shareholder hereby severally represents and warrants that on the date hereof he does, and on the Closing Date will, own beneficially and of record, free and clear of any lien, claim or encumbrance of any kind or nature whatsoever, and has full power and authority to exchange free and clear of any lien, claim or encumbrance of any kind or nature whatsoever, the shares set forth opposite such Shareholder's name on Exhibit C. There are no existing agreements, subscriptions, options, warrants, calls, commitments or other rights of any kind whatsoever to purchase or otherwise acquire from such Shareholder at any time any of such Shareholder's shares of the Company Common Stock or other securities of the Company.

                  3.7 Articles of Incorporation and Bylaws. The copies of the Certificate of Incorporation and Bylaws of the Company, and all amendments thereto, which have been delivered to the Parent are true, correct and complete. No amendments, other than those delivered, have been adopted by the Company or are contemplated.

                  3.8 Financial Statements. The balance sheets of the Company as at December 31, 1995 and December 31, 1994 and the related statements of income, retained earnings and changes in financial position for the years then ended by Gospadarek, Lunsford & Associates, independent certified public accountants, which have been delivered to the Parent, fairly present the financial position of the Company as at such dates and for the periods presented and the results of operations and the changes in retained earnings and financial position of the Company for the years then ended in accordance with generally accepted accounting principles consistently applied. (The foregoing financial statements of the Company as at December 31, 1995 and for the year then ended being sometimes herein called the "Financials," the balance sheet included in the Financials being sometimes herein called the "Balance Sheet," and December 31, 1995 being sometimes herein called the "Balance Sheet Date"). There are no



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liabilities in excess of $10,000 (whether absolute, accrued, contingent or otherwise) ("Liabilities") of the Company of a type required to be disclosed in a financial statement prepared in accordance with generally accepted accounting principles consistently applied other than: (i) Liabilities accrued or reserved against in the Financials or disclosed in the notes thereto; (ii) Liabilities described on any Schedule to this Agreement; and (iii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date.

                  3.9 Absence of Certain Changes. Since the Balance Sheet Date, the Company has not:

                           (a) experienced any change in its financial
condition, operating assets, liabilities, revenues, expenses or business prospects which would have a material adverse effect on the Company's business or change in any accounting method, policy or practice;

                           (b) incurred any obligation or liability (contingent
or otherwise), except normal trade or business obligations incurred in the ordinary course of business;

                           (c) become subject to an encumbrance or modified or
extended any existing encumbrance on the Company's business or its assets, other than in the ordinary course of business;

                           (d) sold, committed to or agreed to sell, lease,
hypothecate or otherwise dispose of the Company's business or the material assets thereof, other than in the ordinary course of business;

                           (e) waived or released any rights of substantial
value including cancellation of any substantial debt owed to, or accounts receivable of, the Company, other than in the ordinary course of business;

                           (f) entered into any agreements with any Affiliate,
including any officer, director, shareholder, partner, employee, agent or consultant of such Affiliate, nor granted or agreed to grant any increase in the



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compensation, rate or commission of any officer, director, employee or agent, or caused any change in any existing, or the adoption of any new bonus, profit sharing, pension, stock option, retirement or similar plan, agreement or arrangement, or any accrual, arrangement for, or payment of, any bonus, severance or termination pay to any present or future officer, director, salaried employee, consultant, agent or Affiliate other than any increases, changes, accruals, arrangements or payments as are scheduled as of the date hereof or as are contemplated by existing agreements, plans or arrangements;

                           (g) permitted or suffered any amendment, cancellation
or termination of any contract, agreement, lease, license or commitment to which the Company is a party, the cancellation of which would have a material adverse effect on the Company's business;

                           (h) permitted or suffered any amendment, cancellation
or termination of any regulatory license to which the Company is a party; (i) suffered any casualty loss or damage involving any material properties or assets of the Company's business, whether or not the same shall have been covered by insurance;

                           (j) failed to pay when due any material lease
obligation or obligation for borrowed money, or default in respect of any other material contractual obligation to which the Company is subject;

                           (k) borrowed or entered into any arrangement relating
to the borrowing of funds from any person or guaranteed the payment or performance with respect to any such arrangement, other than in the ordinary course of business;

                           (l) loaned or advanced any funds to its officers,
directors, shareholders, partners, employees, consultants, agents or Affiliates;

                           (m) incurred or committed to make any capital
expenditure, except in the ordinary course of business and as is currently contemplated in the Company's budgets;



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                           (n)      amended or restated any of the Financials;

                           (o) transferred any amounts in payment of the
intercompany accounts of the Company or its Affiliates other than such transfers as have customarily been made in the ordinary course of business; or

                           (p) permitted or suffered any other event or
condition which would have a material adverse effect on the Company's business.

                  3.10 Contracts. Attached as Schedule 3.10 is a true, complete and correct list of all material contracts, agreements and understandings with third parties including, without limitation, all license agreements, collaboration agreements and fungus supply agreements. Each of the contracts, agreements and understandings listed on Schedule 3.10 is in full force and effect and is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in or proceeding in equity or at law).

                  3.11 No Defaults Under Agreements. The Company is not in default under any contract, commitment, agreement, lease, license, order, judgment or decree to which it is a party or by which it or its assets or properties are bound, nor, to the knowledge of the Shareholders, does any condition exist which, with notice or lapse of time or both, would constitute such a default, which default would have a material adverse effect on the Company's business or which would give the other party a right of termination or cancellation, and each such contract or other agreement is in full force and effect and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or acceleration of, or constitute (or with notice or lapse of time or both would constitute) such a default under any such contract or other agreement. To the knowledge of the Shareholders, no



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other party is in default under any contract, commitment, agreement, lease, license, order, judgment or decree to which the Company is a party or by which it is bound, except for defaults which would not have a material adverse effect on the Company's business.

                  3.12 Third Party Consents. All material consents, permits and approvals from parties to contracts or other agreements with the Company, and any other material consent, permit or approval, that to the knowledge of the Shareholders may be required in connection with the performance by the Shareholders of their obligations under this Agreement, or to assure the consummation of the transactions contemplated by this Agreement, or the continuance of such contracts or other agreements with the Company after the Closing, are set forth on Schedule 3.12 attached hereto.

                  3.13 Patents, Trademarks, Trade Names, Etc. (a) Schedule 3.13(a) lists, as of the date hereof: (i) all patents and patent applications, and all trademarks, service marks, trade names and registered copyrights, owned by the Company or in which the Company has rights, through license or otherwise, and all licenses and other agreements relating thereto; and (ii) all agreements relating to third party technology, know-how and processes which the Company is licensed or authorized to use (collectively, the "Intellectual Property"). The Company holds free from contractual restrictions and any other restriction, except those restrictions imposed by law or governmental regulation, or any license or other agreement relating thereto, all Intellectual Property. As of the date hereof, there are no unresolved claims made and there has not been communicated to the Company the threat of any claim that the holder of such Intellectual Property is in violation of or infringing any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any third party. The Company is the owner of, or has a valid license to use, the patents, patent licenses, trade names, trademarks,



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service marks, brand marks, brand names, copyrights, know-how, formula and other proprietary and trade rights necessary for the conduct of the Company's business as now conducted, without any known conflict with the rights of others, and the Company has not knowingly forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary right necessary for the conduct of the Company's business as conducted on the date hereof. To the knowledge of the Shareholders, no person is infringing any of the Company's Intellectual Property.

                           (b) Schedule 3.13(b), attached hereto, sets forth all
license agreements, fungus supply agreements, collaboration agreements, research agreements and any other similar agreements wherein the Company has ever granted rights with regard to the cultures (the "Cultures") and fungal extracts ("Extracts") derived therefrom owned by the Company or agreed to supply Cultures or Extracts to a third party (the "Collaboration and Supply Agreements"). Also set forth on Schedule 3.13(b) is a description of all periods of exclusivity with regard to the Cultures or Extracts granted by the Company under the Collaboration and Supply Agreements which are in effect on the date hereof (the "Exclusivity Periods"), including, without limitation, (i) to whom such Exclusivity Periods have been granted, (ii) the expiration date of such Exclusivity Periods, (iii) the Cultures or Extracts which are covered by such Exclusivity Periods, and (iv) the payment terms with regard to the Exclusivity Periods.

                           (c) Set forth on Schedule 3.13(c) is a list of all
royalty payments to which the Company is entitled under the Collaboration and Supply Agreements, the term of such royalty payments, the license agreement or arrangement giving rise to the royalty payment and the patents or Intellectual Property underlying the license arrangements giving rise to the royalty payments



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obligations. Schedule 3.13(c) also sets forth any obligations which the Company has to pay royalties or make other similar payments to third parties, including, without limitation, the amount of such payments, the party to whom such payments are made, the term of such payments, the license agreement or arrangement giving rise to the royalty payments and the patents or other intellectual property underlying the license arrangements giving rise to such payment obligations.

                           (d) Schedule 3.13(d) sets forth the reporting
obligations of third parties under the Collaborative and Supply Agreements.

                  3.14     Employee Matters.

                           (a) Except as set forth in Schedule 3.14, the Company
is not a party to, does not contribute to, and is not otherwise obligated under
(i) any employment agreement or any collective bargaining or other labor agreement, or (ii) any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any program, arrangement or contract for incentive, profit sharing, retirement, savings, thrift, deferred compensation, stock option, performance, vacation or holiday pay, travel or other fringe benefits, life or other insurance (the "Benefit Plans").

                           (b) Schedule 3.14 identifies all Benefit Plans which
are maintained by the Company with respect to its employees.

                           (c) Except as set forth on Schedule 3.14, each
Benefit Plan identified on Schedule 3.14 is in material compliance with the provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and any applicable law, rule or regulation of any jurisdiction outside the United States, and a favorable determination letter has been issued by the Internal Revenue Service with respect to each such Benefit Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA ("Pension Plan") and any amendment thereto. Each Benefit Plan has been administered in



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accordance with its terms, or is in operational compliance with ERISA or any applicable law, rule or regulation of any jurisdiction outside the United
States.

                           (d) No reportable event, as defined in Section 4043
of ERISA, for which notice has not been waived, or accumulated funding deficiency, as defined in Section 302 of ERISA, nor any prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, has occurred with respect to any Pension Plan.

                           (e) With respect to each Benefit Plan, the Company
has delivered to the Parent true and complete copies of the following documents, where applicable: (i) the text of each Benefit Plan and of any trust maintained in connection therewith; (ii) the most recent annual report (Form 5500 Series), together with schedules, as required, filed with the Internal Revenue Service, and any financial statement and opinion required by Section 103(a)(3) of ERISA;
(iii) the most recent determination letter issued by the Internal Revenue Service; (iv) the most recent summary plan description and all modifications; and (v) the most recent actuarial report.

                           (f) Except as set forth on Schedule 3.14(f) annexed
hereto, (i) the Company is in compliance in all material respects with all applicable laws relating to the employment practices, terms and conditions of employment and wages and hours; (ii) there are no controversies (other than routine grievances) pending or, to the knowledge of the Shareholders, threatened between the Company and any of its employees or labor unions or other collective bargaining units representing its employees; (iii) to the knowledge of the Shareholders, no unfair labor practice complaints have been filed against the Company with the National Labor Relations Board or other appropriate authority, and the Company has not received any notice or communication reflecting an intention or a threat to file any such complaint; (iv) there is no labor strike, dispute, slow-down or stoppage pending against the Company; and (v) no representation petition respecting the Company's business is pending with the National Labor Relations Board or other appropriate authority.

                  3.15 Litigation; Compliance with Laws. Except as set forth on
Schedule 3.15 annexed hereto, there are no material claims, actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Shareholders, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, or any order, injunction or decree outstanding, against or relating to the Company that, if adversely determined, would have a material adverse effect upon the Company's business. The Company is not in violation of any applicable law, rule or regulation, ordinance, or any other requirement of any governmental body or court, which violation would have a material adverse effect upon the Company's business, and no notice has been received by the Company alleging any such violation.

                  3.16     Tax Matters.

                           (a) "Tax(es)" shall mean all taxes, assessments and
other charges, including any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state, local or other government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

                           (b) The Company has timely filed with the appropriate
taxing authorities all returns (including, without limitation, information returns and other information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. The Company has not requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes. The Company has delivered to the Parent complete and accurate copies of the Company's federal, state and local tax returns for the years 1992, 1993, 1994 and 1995.

                           (c) All Taxes for which the Company is or may be
liable, in respect of periods beginning before the Closing Date, have been timely paid, and the Company does not have any liability for Taxes in excess of the amounts so paid. To the knowledge of the Shareholders, there are no Taxes for which the Company is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date and that are attributable to income earned or activities of the Company occurring before the Closing Date.

                           (d) No deficiencies for Taxes, have been claimed,
proposed or assessed by any taxing or other governmental authority against the Company, and communicated to the Company and/or the Shareholders. There are no pending or, to the knowledge of the Shareholders, threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any taxing or governmental authorities with respect to Taxes that in the reasonable judgement of the Company, or its counsel, is likely to result in additional liability for Taxes. There have been no audits of federal, state and local returns for Taxes by any taxing or governmental authorities and the Company has not been notified that any taxing or governmental authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company. No power of attorney has been executed by the Company with respect to any matters relating to Tax which is currently in force.

                           (e) There are no liens for Taxes (other than for
current Taxes not yet due and payable) on the Company's assets.

                           (f) None of the Company's assets is property that is
required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                           (g) None of the Company's assets directly or
indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                           (h) None of the Company's assets is "tax-exempt use
property" within the meaning of Section 168(h) of the Code.

                           (i) The transaction contemplated herein is not
subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                           (j) All elections with respect to Taxes affecting the
Company as of the date hereof are set forth on Schedule 3.16. The Company has not consented at any time under Section 341(f)(1) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Company's assets. The Company has not agreed to make, nor is required to make, any adjustments under Section 481(a) of the Code by reason of a change in the accounting method or otherwise.

                           (k) There are no tax sharing agreements or similar
arrangements with respect to or involving the Company.

                           (l) The Company is not a party to any joint venture,
partnership or other arrangement or contract which, to the knowledge of the Shareholders, is treated as a partnership for federal income tax purposes.

                  3.17 Insurance. The Company maintains insurance coverage on its properties and assets, and with respect to its employees and operations, covering risks which are customarily insured against by businesses similar to the Company's business. Schedule 3.17 annexed hereto contains a true and complete description of all such policies or binders of insurance held by or on behalf of the Company or any of its properties or assets in connection with the Company's business (specifying the type of insurance, the insurer, the policy number, the risks insured, the amount of coverage and the expiration date).
Schedule 3.17 also contains a true and complete description of all outstanding performance bonds which have been delivered to any person in connection with the Company's business. Except as set forth on Schedule 3.17, no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy, binder or performance bond has been received by the Company.

                  3.18     Lease.

                           (a) The Company has previously delivered to the
Parent a true and correct copy of the lease for the Company's premises located at Five Oaks Office Park, 4905 Pine Cone Drive, Suites 5 and 6, Durham, North Carolina (the "Premises"), including all amendments thereto through the date hereof (the "Lease").

                           (b) Except as set forth in Schedule 3.18, the
landlord under the Lease has not given the Company written notice of or made a claim with respect to any breach or default the consequences of which, individually or in the aggregate, would have a material adverse effect on the business, operations, properties, assets or condition (financial or other) of the Company.

                           (c) Except as set forth in Schedule 3.18, the Lease
is not subject to any sublease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

                  3.19 Equipment and Machinery. Schedule 3.19 sets forth a complete and correct list and brief description of each item of equipment and machinery owned or leased by the Company and used in the Company's business having an original purchase cost or aggregate lease cost exceeding $5,000. Except as set forth in Schedule 3.19, as of the date hereof, the Company has good title, free and clear of all title defects and objections to or liens on the equipment and machinery owned by it. None of the title defects, objections or liens (if any) listed in Schedule 3.19 materially adversely affects the value of any of the items of equipment and machinery owned by the Company or interferes with their use in the conduct of the Company's business. Except as set forth in Schedule 3.19, the Company holds good and transferable leaseholds in all of the equipment and machinery leased by it, in each case under valid and enforceable leases. The Company is not in material default with respect to any item of equipment and machinery leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a material default under any lease thereof. The equipment and machinery owned and leased by the Company are sufficient and adequate to carry on the Company's business as presently conducted by the Company.

                  3.20 Licenses and Permits. Schedule 3.20 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company with respect to the Company's business by the federal government, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Shareholders, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. To the knowledge of the

Shareholders, the Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Company's business in the manner now conducted by the Company, and none of the operations of the Company's business are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. Except as set forth in Schedule 3.20, no such License and Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  3.21 Inventories. Based on the results of a study conducted by the Parent and the Company, as of April 1, 1996, the Company's collection of Cultures totalled in excess of 60,000 (not including duplicate Cultures). The Shareholders are not aware of any reason why, and have no knowledge which would give them reason to believe that, the results of such study are inaccurate.

                  3.22 Compensation. The Company has previously delivered to the Parent a schedule setting forth the current base salary of each of the employees of the Company as well as the aggregate bonus paid to each such employee in respect of the most recently completed bonus measuring period for such employee. Except for the Benefit Plans, the Company has not, by reason of past practices with respect to such employees, established any rights on the part of such employees to additional compensation with respect to any period after the Closing Date.

                  3.23 Customers, Suppliers and Distributors. Schedule 3.23 sets forth a complete and correct list of (a) all customers whose purchases exceeded 5% of the aggregate net sales of the Company during the fiscal year ended December 31, 1995, setting forth with respect to each such customer the aggregate volume of purchases made during such period; (b) all suppliers from whom the Company purchased in excess of 5% of its raw materials and supplies during the fiscal year ended December 31, 1995, setting forth with respect to each such supplier the aggregate dollar volume of purchases (broken down by principal categories) by the Company from such supplier for such period; and (c) all sales agents or representatives of the Company with respect to the Company's business. Except as set forth in Schedule 3.23, none of such customers, suppliers, distributors or representative's has or, to the knowledge of the Shareholders, intends to terminate or change significantly its relationship with the Company's business.

                  3.24 Products Liability. There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or, to the knowledge of the Shareholders, investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any Culture, Extract or any other product distributed by or on behalf of the Company, or class of claims or lawsuits involving the same or similar Culture or any product distributed by or on behalf of the Company which is pending or, to the knowledge of the Shareholders, threatened, resulting from an alleged defect in any Culture or any product distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); and
(ii) to the knowledge of the Shareholders, there has not been any Occurrence. For purposes of this Section 3.24, the term "Occurrence" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Culture or any product distributed by or on behalf of the Company that is likely to result in a claim or loss.

                  3.25     Environmental Matters.

                           (a) Except as set forth in Schedule 3.25, (i) the
Company and the Company's business are in material compliance with all Environmental Laws (as defined below); (ii) the Company has obtained all applicable Environmental Permits (as defined below); (iii) all Environmental Permits are in all material respects in full force and effect; (iv) the Company and the Company's business are in material compliance with all Environmental Permits. As used herein, "Environmental Laws" shall mean all applicable federal, state, and local laws, ordinances, rules, regulations, judgments, orders, or decrees relating to the protection or regulation of human health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Atomic Energy Act (42 U.S.C. Section 2201 et seq.), and similar state and local laws. "Environmental Permits" shall mean all applicable licenses and permits or other approvals required under applicable Environmental Laws in connection with the ownership, operation, and/or use of the Company's business.

                           (b) To the knowledge of the Shareholders, the Company
has not violated, done or suffered any act which could reasonably be expected to give rise to liability that would materially affect the operations of the Company's business under any Environmental Law.

                           (c) Except as set forth in Schedule 3.25, (i) there
is no pending or, to the knowledge of the Shareholders, threatened claim, litigation, or administrative proceeding, or known prior claim, litigation or administrative proceeding arising under any Environmental Law involving the Company's business or any property formerly owned, leased, operated or occupied by the Company's business; (ii) there are no ongoing negotiations with or agreements with any governmental authority relating to any Remedial Action (as defined in CERCLA
Section 101(24), 42 U.S.C. Section 9601(24)) or other environmentally-related claim involving the Company's business; and (iii) neither the Company nor the Shareholders has received any request for information from any governmental or private entity with respect to any liability or alleged liability under any Environmental Law related to the Company's business.

                           (d) To the knowledge of the Shareholders, the
Premises (i) have never been used for the treatment or disposal of hazardous materials, hazardous substances or hazardous waste (as those terms are defined under any Environmental Law) nor as a landfill or other waste disposal site; and
(ii) is not now nor ever has been subject to investigation by any governmental authority evaluating the need to undertake any environmental remedial action.

                           (e) Except as set forth on Schedule 3.25, (i) there
are not, and to the knowledge of the Shareholders, never have been any underground storage tanks present on the Premises; (ii) to the knowledge of the Shareholders, there is no asbestos present on the Premises; and (iii) to the knowledge of the Shareholders, there are no PCBs present on the Premises.

                           (f) To the knowledge of the Shareholders, the Company
has not disposed of any hazardous wastes (as defined under any Environmental
Law) at any location which is currently identified or proposed for inclusion on
(A) the National Priorities List, 40 CFR Part 300 Appendix B1 (B) the Comprehensive Environmental Response, Compensation and Liability Inventory List, or (C) any analogous state list.

                           (g) The Company has provided to the Parent copies of
all environmental reports or investigations regarding the Premises in the control or possession of the Company.

                  3.26 Full Disclosure. To the knowledge of the Shareholders, all documents and other papers delivered by or on behalf of the Shareholders in connection with this Agreement and the transactions contemplated hereby and listed on any Schedule annexed to this Agreement are true, complete and authentic. To the knowledge of the Shareholders, the information furnished by or on behalf of the Shareholders to the Parent in connection with this Agreement and the transactions contemplated hereby and listed on any Schedule annexed to this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

                  3.27 Brokers. Neither the Shareholders nor the Company has employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby except for Mr. Robert Capon and Mr. Steve Winegar. The Shareholders shall indemnify and hold harmless the Parent from any claims to the contrary.

         4. Representations and Warranties of the Parent and Merger Sub. The Parent and Merger Sub, jointly and severally, represent and warrant to the Company and the Shareholders as follows:

                  4.1 Due Incorporation. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

                  4.2 Corporate Power of the Parent and Merger Sub. Each of the Parent and Merger Sub has the full legal right, power and authority and has taken all necessary corporate action required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of each of the Parent and Merger Sub enforceable in accordance with its terms.

                  4.3 OSI Shares. The OSI Shares to be issued to the Shareholders pursuant to this Agreement have been duly and validly authorized, and when issued to the Shareholders in accordance with the terms hereof, shall be fully paid and nonassessable, with no liability attaching to the ownership thereof, free from any liens, claims, charges, security interests and other encumbrances of every kind and nature whatsoever.

                  4.4 Securities Laws Filings. The Parent has, and on the Closing Date will have, made all filings required to be made by it under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such filings and all documents and materials that will have been, or may in the future be, delivered to stockholders of the Parent and to the Shareholders, at the time they were or are made, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred since the date of the last of such filings as a result of which any such filings contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.5 Brokers. The Parent has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby. The Parent shall indemnify and hold each of the Shareholders harmless from any claims to the contrary.

                  4.6 Interim Operations of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, and immediately prior to the Effective Time will have engaged in no other business activities, will have no subsidiaries, and will have conducted its operations only as contemplated hereby.

                  4.7 Litigation; Compliance with Laws. Except as set forth on
Schedule 4.7 annexed hereto, there are no claims, actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Parent, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, or any order, injunction or decree outstanding against or relating to the Parent that, if adversely determined, would have a material adverse effect upon the Parent. The Parent is not in violation of any applicable law, rule or regulation, ordinance or any other requirement of any governmental body or court, which violation would have a material adverse effect upon the Parent, and no notice has been received by the Parent alleging any such violation.

                  4.8 Adverse Change. Since December 31, 1995, except as disclosed in any press release or filing with the Securities and Exchange Commission (the "SEC"), the Parent is not aware of any material adverse change in the condition, financial or otherwise, of the Parent.

         5. Covenants and Further Agreements of the Parties. The parties covenant and agree as follows:

                  5.1 Prohibited Actions Pending Closing. Except as provided for in Section 5.2 hereof or approved by the Parent in writing, from the date hereof until the Closing Date, the Shareholders shall cause the Company not to:

                           (i) amend or otherwise change its Articles of
Incorporation, Bylaws or other governing documents;

                           (ii) issue or sell or authorize for issuance or sale,
or grant any options or make other agreements with respect to, any shares of their capital stock or any other of their securities;

                           (iii) authorize or incur any additional debt for
money borrowed other than in the ordinary course of business, or incur any additional long-term debt maturing in whole or in part, more than one year after the date of creation thereof;

                           (iv) mortgage, pledge or subject to lien or other
encumbrance any of the Company's material properties or agree to do so;

                           (v) enter into or agree to enter into any material
agreement, contract or commitment other than in the ordinary course of business;

                           (vi) declare, set aside, make or pay any dividend or
other distribution to the Shareholders, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any split-up or any recapitalization or make any changes in their authorized or issued capital stock;

                           (vii) increase or agree to increase, the compensation
of any of their officers, directors or employees by means of salary increase, bonus or otherwise other than in the ordinary course of business consistent with past practice;

                           (viii) sell or otherwise dispose of, or agree to sell
or dispose of, any of the Company's material assets or properties;

                           (ix) amend or terminate any lease, contract,
undertaking or other commitment listed in any Schedule to this Agreement to which any of them is a party, or to take action or fail to take any action, constituting any event of default thereunder;

                           (x) assume, guarantee or otherwise become responsible
for the obligations of any other party or agree to so do;

                           (xi) invest any assets of the Company, except the
reinvestment of cash or cash equivalents in U.S. Treasury Bills and/or Certificates of Deposit;

                           (xii) pay any finders or investment bankers' fees in
connection with the transactions contemplated by this Agreement; or

                           (xiii) take any action prior to the Closing Date
which would breach any of the representations and warranties contained in this Agreement.

                  5.2 Dividends; Forgiveness of Debt; Accounts Receivable. At or prior to the Closing, the Company may declare and pay a dividend to the Shareholders comprising of (a) any cash on hand at the Closing Date, and (b) the capital stock of Avid Therapeutics, Inc. owned by the Company. Also, the Company may forgive any indebtedness of the Shareholders and BJB Holdings, Inc. to the Company. In addition, the Parent and Merger Sub hereby acknowledge and agree that the Shareholders shall be entitled to receive any amount collected with regard to the account receivable set forth on Schedule 5.2 annexed hereto regardless of when such receivable is collected.

                  5.3 Litigation. The Shareholders shall promptly notify the Parent of any lawsuits, claims, proceedings or investigations of which any of them has knowledge which after the date hereof are threatened or commenced against the Company or against any officer, director, employee, consultant, agent or shareholder thereof with respect to the affairs of the Company.

                  5.4 Reasonable Efforts. The Shareholders and the Parent shall each use all reasonable efforts to: (a) cause the fulfillment at the earliest practicable date of the conditions set forth in this Agreement; and (b) cause the representations and warranties contained in this Agreement to remain true and correct to the extent necessary to comply with Sections 6.1 and 7.1 hereof, as the case may be.

                  5.5 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that all expenses incurred by the Company, including, without limitation, all fees due to Mr. Robert Capon and Mr. Steven Winegar pursuant to Mr. Capon's agreement with the Company dated July 28, 1995, shall be paid out of the cash of the Company or otherwise borne by the Shareholders.

                  5.6 Corporate Examinations and Investigations. Prior to the Closing Date, the Parent shall be entitled, through its employees and representatives and at the Parent's sole cost, to make such investigation of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company as the Parent may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company and the Shareholders shall cooperate fully therein.

                  5.7 Consents. Each of the Company and the Shareholders shall use their reasonable efforts to obtain at the earliest practicable date, all consents and approvals referred to in Schedule 3.12 annexed hereto without being required to take any actions that the Shareholders reasonably believe could have a material adverse effect on the Company or its business or which the Parent reasonably believes could have a material adverse effect on the Parent; provided, however, that the Company and the Shareholders shall not attempt to obtain the consents set forth on Schedule 5.7 annexed hereto until the Closing Date. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party. If such consents are not obtained, the Shareholders shall, to the extent reasonably possible, keep the agreement in effect and shall give the Parent the benefit of the agreement to the same extent as if it had not been excluded, and the Parent shall perform the obligations under the agreement relating to the benefit obtained by the Parent.

                  5.8 Transfer Taxes. The Shareholders shall pay any state or local sales or like taxes payable in connection with the transactions contemplated pursuant to this Agreement.

                  5.9 Employment Agreements. The Parent shall enter into employment agreements, effective the Closing Date, with Dr. Barry Katz and Dr. Cedric Pearce, substantially in the forms attached hereto as Exhibit D (the "Katz Employment Agreement") and Exhibit E (the "Pearce Employment Agreement").

                  5.10 Future Operations of the Surviving Corporation. The Parent hereby covenants and agrees to continue, for a period of one year from the Closing Date, the employment of all employees of the Company as of the Closing Date as employees of the Surviving Corporation. Schedule 5.10 sets forth a list of such employees. In addition, for a period of three years following the Closing Date, the Parent shall maintain the Company's current mycology and fermentation discovery operations at the Premises or at a location substantially similar to the Premises which is located within 20 miles from the Premises.

                  5.11 Future Royalties. The Parent and the Shareholders hereby agree that the Shareholders shall be entitled, in perpetuity, to 50% of all revenues, including, without limitation, royalty, milestone, exclusivity and any other royalty payments received by the Surviving Corporation or any Affiliate thereof resulting from the grant of licenses with regard to Cultures, Extracts or other products or services supplied by the Company to third parties prior to the Closing Date ("Shared Income"). Within 45 days following the end of each quarter following the Closing Date, the Parent shall provide the Shareholders with a statement setting forth the Shared Income during such quarter; provided, however, that until such time as the amount of Shared Income in any quarter exceeds $10,000, such reports shall be delivered to the Shareholders annually. Payment of the portion of Shared Income payable to the Shareholders shall accompany each statement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.11 shall survive any termination of this Agreement in perpetuity.

                  5.12 Confidentiality. The Company and the Shareholders shall utilize reasonable efforts to insure that all confidential information which the Company and any of its officers, directors, employees, counsel, agents, investment bankers, or accountants, or any Shareholder or any of his counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, any Affiliate of the Company, or any customer or supplier of the Company shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except pending the Closing in the business and for the benefit of the Company, in each case without the prior written consent of the Parent; provided, however, that the restrictions of this sentence shall not apply (a) with respect to the obligations of the Company after the Closing Date, (b) with respect to the obligations of all such persons and entities after this Agreement is rightfully terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company or of any Affiliate of the Company or (insofar as such confidential information was obtained directly by the Company or any Affiliate of the Company from any customer or supplier of any of them) of any such customer or supplier,
(c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (e) to the extent such information shall have otherwise become publicly available.

                  5.13 Public Statements. Before the Parent, the Merger Sub, the Company or any Shareholder shall release any information concerning the execution of this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, they shall furnish drafts of all documents or proposed oral statements to the Parent for comments, and shall not release any such information without the written consent of the Parent. Nothing contained herein shall prevent the Company or any Shareholder or the Parent or the Merger Sub from releasing any information to any governmental authority if required to do so by law.

                  5.14 Consents Without Any Condition. The Company and the Shareholders shall not make any agreement or reach any understanding not approved in writing by the Parent as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                  5.15 Release by the Shareholders. Effective immediately after the Closing, each Shareholder fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives, or assigns ever had, now have, or hereafter may have against the Parent and the Company, and, when acting as such, their respective officers, directors, employees, counsel, agents, and shareholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within the meaning of
Section 15 of the Securities Act or Section 20(a) of the Exchange Act, except claims and causes of action arising out of, based upon, or in connection with this Agreement.

                  5.16 License Agreement. The parties hereto agree that the Fungus Extract Supply and Collaborative Agreement dated as of July 12, 1993 between the Company and the Parent shall terminate on the Closing Date and, upon such termination, neither party shall have any further obligations to the other party thereunder.

                  5.17 Further Assurances. At any time and from time to time after the Closing Date, each party hereto shall, without further consideration, execute and deliver to the others such other instruments of transfer and assumption, and shall take such other action as any of the others may reasonably request to carry out the transactions contemplated by this Agreement.

         6. Conditions Precedent to the Obligations of the Parent and Merger Sub to Effect the Merger. The obligations of the Parent and Merger Sub to effect the Merger shall be subject to the fulfillment, on or prior to the Closing Date of the following conditions, any one or more of which may be waived by them:

                  6.1 Representations and Covenants. The representations and warranties of the Shareholders contained in Section 3 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                  6.2 Shareholders' Certificates. The Parent shall have been furnished with certificates, dated the Closing Date, executed by or on behalf of each Shareholder, certifying to the fulfillment of the conditions specified in
Section 6.1 hereof by each such Shareholder.

                  6.3 Opinion of Counsel to the Company. The Parent shall have been furnished with an opinion of Wyrick, Robbins, Yates & Ponton L.L.P., counsel to the Company and the Shareholders, in substantially the form of Exhibit F attached hereto.

                  6.4 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, seeking to restrain or prevent the consummation of the transactions contemplated hereby or seeking damages in connection with such transactions, or which has or would have, if successful, singly or in the aggregate, a material adverse effect on the Company's business.

                  6.5 Third Party Consents. Except as set forth on Schedule 6.5, all material consents, permits and approvals from parties to contracts or other agreements with the Company, and any other material consent, permit or approval, that to the knowledge of the Shareholders may be required in connection with the performance by the Shareholders of their obligations under this Agreement, or to assure the consummation of the transactions contemplated by this Agreement, or the continuance of such contracts or other agreements with the Company after the Closing, including those set forth on Schedule 3.12, shall have been obtained.

                  6.6 Shareholder and Board Approval. The form, terms and conditions of this Agreement shall have been approved, and the consummation of the transactions contemplated hereby shall have been authorized by the shareholders and Board of Directors of the Company and evidence of such approval shall have been delivered to the Parent.

                  6.7 Employment Agreements. Each of Dr. Katz and Dr. Pearce shall have executed and delivered the Katz Employment Agreement and the Pearce Employment Agreement, respectively.

                  6.8 Satisfactory Completion of Due Diligence.

                           (a) KPMG Peat Marwick, the Parent's auditors, shall
have completed an audit of the Company to its and the Parent's satisfaction at the Parent's sole expense.

                           (b) All actions, proceedings, instruments and
documents required to carry out this Agreement or incidental thereto all other related legal matters shall be subject to the reasonable approval of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, counsel to the Parent and Merger Sub, and the Company and the Shareholders shall have furnished such counsel all documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

                           (c) The Parent shall have received a written
environmental report (the "Environmental Report"), dated as of a recent date, from a reputable environmental consulting firm, in form and substance satisfactory to the Parent, which Environment Report shall be prepared at the Parent's sole expense.

                           (d) The Parent shall have conducted and completed to
its satisfaction a viability study of the Cultures in the Company's inventory at the Parent's sole expense.

                  6.9 No Damage to Business. The properties or business of the Company shall not have been and shall not be threatened to be adversely affected in any material respect as a result of fire, explosion, earthquake, disaster, accident, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. There shall not be pending or threatened any strike or any action by any governmental authority which would have a material adverse effect on the properties or business of the Company.

                  6.10     Tax Matters.

                           (a) No new elections with respect to Taxes, or
changes in current elections with respect to Taxes, affecting the Company shall have been made after the date of this Agreement without the prior written consent of the Parent.

                           (b) The Shareholders and the Company shall have
provided the Parent with (i) all forms, certificates and/or other instruments required to pay the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to the Parent that such transfer taxes and charges have been paid, (ii) an affidavit, stating, under penalty of perjury, each Shareholder's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code (or any similar provision of state or other tax law), and (iii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve the Parent of any obligation to withhold any portion of the payments to the Shareholders pursuant to this Agreement.

         7. Conditions Precedent to the Obligations of the Company and the Shareholders to Effect the Merger.

                  The obligations of the Company and the Shareholders to effect the Merger shall be subject to the fulfillment, on or prior to the Closing Date of the following conditions, any one or more of which may be waived by them:

                  7.1 Representations and Covenants. The representations and warranties of the Parent and Merger Sub contained in Section 4 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them, respectively on or prior to the Closing Date.

                  7.2 Officer's Certificate. The Shareholders shall have been furnished with certificates, dated the Closing Date, executed by an officer of each of the Parent and Merger Sub, certifying to the fulfillment of the conditions specified in Section 7.1 hereof.

                  7.3 Opinion of Counsel. The Shareholders shall have been furnished with an opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, counsel to the Parent and Merger Sub, in substantially the form of Exhibit G attached hereto.

                  7.4 Board Approval. The form, terms and conditions of this Agreement shall have been approved, and the consummation of the transactions contemplated hereby shall have been authorized by the Boards of Directors of each of the Parent and Merger Sub and the sole stockholder of Merger Sub and evidence of such approval shall have been delivered to the Shareholders.

                  7.5 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction.

                  7.6 Listing. The Nasdaq National Market, at or prior to Closing, shall have listed or approved the listing on official notice of issuance of the shares of Parent Common Stock to be delivered to the Shareholders pursuant to this Agreement.

                  7.7 Registration. The Shareholders shall have approved the Parent's Registration Statement on Form S-3 with respect to the OSI Shares and shares covered by the Warrants and such Registration Statement shall have been filed with the SEC.

         8.       Documents to be Delivered at the Closing.

                  8.1 Documents to be Delivered by the Company to the Parent. At the Closing, the Company shall deliver to the Parent the following:

                           (a) a copy of resolutions adopted by the Board of
Directors and the Shareholders of the Company authorizing the execution, delivery and performance of this Agreement by the Company, and a certificate of the secretary or assistant secretary of the Company, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date and setting forth the incumbency of each person executing this Agreement or any document required by this Section 8.1 on behalf of the Company;

                           (b) the opinion referred to in Section 6.3 hereof;

                           (c) copies of all consents, approvals and waivers
required as a condition precedent to the Closing as set forth on Schedule 3.12 hereof;

                           (d) copies of the Environmental Report referred to in
Section 6.8(c) hereof; and

                           (e) all forms, certificates and affidavits referred
to in Section 6.10(b) hereof.

                  8.2 Documents to be Delivered by the Parent and Merger Sub to the Shareholders. At the Closing, the Parent and Merger Sub shall deliver to the Shareholders the following:

                           (a) a copy of resolutions adopted by the Boards of
Directors of each of the Parent and Merger Sub and by the sole stockholder of Merger Sub authorizing the execution, delivery and performance of this Agreement by each of the Parent and Merger Sub, and a certificate of the secretary or assistant secretary of each of the Parent and Merger Sub, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 8.2 on behalf of each of the Parent and Merger Sub;

                           (b) the certificates referred to in Section 7.2
hereof;

                           (c) the opinion referred to in Section 7.3 hereof;

                           (d) share certificates representing the OSI Shares;

                           (e) filing of the S-3 Registration Statement and
filings with and approvals of the Commission, the National Association of Securities Dealers, Inc. and appropriate "Blue Sky" securities authorities with respect to the OSI Shares;

                           (f)      the Warrants; and

                           (g) evidence of wire transfers in the amount of the
cash consideration portion of the Purchase Price.

                  8.3 Documents to be Delivered by the Shareholders to the Parent. At the Closing, the Shareholders shall deliver to the Parent the following:

                           (a) the certificates referred to in Section 6.2
hereof; and

                           (b) the opinion referred to in Section 6.3 hereof.

         9.       Survival of Representations and Related Matters.

                  9.1 Survival. The representations and warranties of the Shareholders, on the one hand, and the Parent and Merger Sub, on the other, contained in this Agreement shall survive the Closing for a period of one (1) year. Except as specifically set forth in this Agreement and the agreements and documents specifically referred to herein, there are no representations or warranties, express or implied, made by any party in connection with the transactions contemplated by this Agreement.

                  9.2 Time and Manner of Claims. The Shareholders, on the one hand, and the Parent and Merger Sub, on the other, shall be liable for damages arising from their respective misrepresentations or breaches of their respective representations and warranties only to the extent that notice of a claim therefor is asserted by the other in writing and delivered prior to the expiration of one (1) year from the Closing Date. Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim. This Section 9.2 shall not apply to claims arising out of, or in connection with, the Registration Statement.

         10.      Indemnification and Related Matters.

                  10.1 Indemnifications by the Shareholders. The Shareholders, jointly and severally, shall indemnify the Parent and hold it harmless against and in respect of any and all damages, losses, liabilities, costs and expenses, including, without limitation, attorneys' fees and expenses, resulting from any misrepresentation or breach of any warranty set forth in Section 3 hereof or the non-fulfillment of any covenant or agreement on the part of the Company under this Agreement.

                  10.2 Indemnification by the Parent. The Parent shall indemnify the Shareholders and hold each of them harmless against and in respect of any and all damages, losses, liabilities, costs and expenses, including, without limitation, attorneys' fees and expenses, resulting from any misrepresentation or breach of any warranty set forth in Section 4 hereof or the nonfulfillment of any covenant or agreement on the part of the Parent under this Agreement.

                  10.3     Tax Indemnification and Other Tax Matters.

                           (a) Each Shareholder shall jointly and severally
indemnify, save and hold harmless the Parent and the Surviving Corporation and each of their respective subsidiaries, Affiliates, directors, shareholders, officers, employees, agents, consultants, successors, transferees and assignees, from and against a breach of the representations and warranties contained in
Section 3.16 hereof (i) with respect to all periods ending on or prior to the Closing Date and (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion shall be referred to herein as the "Pre-Closing Partial Period" and the portion of such period after the Closing Date shall be referred to herein as the "Post-Closing Partial Period").

                           (b) Any Taxes for a period including a Pre-Closing
Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-

Closing Partial Period and such Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company, including that portion of the deferred revenue shown on the Balance Sheet which was recognized during the Pre-Closing Partial Period, and the Surviving Corporation during such Pre-Closing Partial Period and Post-Closing Partial Period.

                           (c) The Shareholders shall prepare and file all
returns for the Company in respect of Taxes, for periods ending prior to or on the Closing Date (if the return is not filed before the Closing Date). Promptly after the Parent or the Surviving Corporation acquires actual knowledge of an amount of any Taxes payable by the Company with respect to any period ending on or before the Closing Date or a Pre-Closing Partial Period, the Parent or the Surviving Corporation, as the case may be, shall give notice thereof to the Shareholders. The Shareholders shall, subject to the limitation on liability set forth in Section 10.4 hereof (except for Taxes due for the Pre-Closing Partial Period and penalties and interest on any Taxes due from such Shareholders, which shall not be subject to such limitation on liability), pay the amount of such Taxes to the Parent or the Surviving Corporation, as the case may be, within 30 days after the receipt of such notice. The Parent and the Surviving Corporation shall provide the Company and the Shareholders with such assistance as may reasonably be requested by any of them in connection with the preparation of any returns in respect of taxes and shall retain and provide them with any records or information that may be relevant to any such returns.

                           (d) The Shareholders, the Parent and the Surviving
Corporation agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date of any Pre-Closing Partial Period. The Shareholders shall have the right at their option (i) either to conduct (themselves or through their advisors), or to direct the Parent and the Surviving Corporation in conducting, any audit or proceeding with respect to Taxes involving the Company for any period or periods ending prior to or including the Closing Date, and (ii) to control the resolution of any such audit or proceeding, provided, that any expense incurred by the Shareholders exercising their rights pursuant to this Section 10.3 shall be borne by the Shareholders, and the Parent or the Surviving Corporation's rights and obligations with respect to payment hereunder shall not be affected by how they choose to exercise such rights.

                  10.4 Limitation on Indemnity. In calculating the damages to any Indemnitee for any misrepresentation or breach, the Indemnitor shall receive credit for any tax benefit received, or to be received, and any increase in assets of the Indemnitee as a result of the facts giving rise to the claim for damages, it being the intention and understanding of the parties that the Indemnitee should not be in a better position, after taking into account the tax effects both of the breach and the provision for payment of damages hereunder, than it would have been in the absence of such a breach; and provided further that no amount shall be included as damages except for the Indemnitee's actual out-of-pocket costs and expenses, and that the Indemnitee shall not be entitled to punitive or consequential damages. Notwithstanding the foregoing, the indemnification provided in this Section 10 shall apply only to the extent that the aggregate amount of damages and losses to the Parent or the Shareholders, as the case may be, from all such claims exceeds $200,000 and, in such event, the Shareholders or the Parent, as the case may be, shall be required to pay the aggregate amount of any such claims up to $2,000,000.

                  10.5 Period of Indemnity. The aforesaid indemnities of the Shareholders and the Parent are subject to the provisions of Section 9.2 hereof.

                  10.6 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification under this Section 10, an Indemnitee shall notify the Indemnitor in writing of such claim.

                  10.7 Rights of Parties to Settle or Defend. If the Indemnitor determines not to contest such claim, the Indemnitee shall have the right, at its own expense, to contest and defend against such claim. If the Indemnitor determines to contest such claim, the Indemnitee shall have the right to be represented, at its own expense, by its own counsel and accountants, its participation to be subject to the reasonable direction of the Indemnitor. In either case, the Indemnitee shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party. If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within 10 days after the Indemnitee has given written notice to the Indemnitor of such claim, then the Indemnitee may take any and all necessary action to dispose of such claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

                  10.8 Settlement Proposals. In the event the Indemnitee desires to settle any such third-party claim (whether or not contested by the Indemnitor), the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnitee within 10 days after the Indemnitor's receipt of the advice of the

Proposed Settlement. If the Indemnitor does not deliver such written notice within 10 days after receipt of such advice, the Indemnitee may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions hereinabove set forth in this Section, to contest such claim.

                  10.9 Reimbursement. At the time the amount of any liability on the part of the Indemnitor under this Section 10 is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall forthwith, upon notice from the Indemnitee, pay to the Indemnitee, the amount of the indemnity claim.

         11.      Miscellaneous.

                  11.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

                           (i)      if to the Parent or Merger Sub, to:
                                    Oncogene Science, Inc.
                                    106 Charles Lindbergh Blvd.
                                    Uniondale, NY 11553

                                    Attention:  Colin Goddard
                                    with a copy to:

                                    Squadron, Ellenoff, Plesent
                                          & Sheinfeld, LLP
                                    551 Fifth Avenue
                                    New York, NY 10176

                                    Attention: Joel I. Papernik, Esq.

                           (ii)     if to the Shareholders, to:

                                    Barry Katz
                                    c/o Mycosearch, Inc.
                                    4905 Pine Cone Drive, Suite 5
                                    Durham, NC 27707
                                    with a copy to:

                                    Wyrick, Robbins, Yates & Ponton, L.L.P.
                                    4101 Lake Boone Trail, Suite 300
                                    Raleigh, NC 27607
                                    Attention:  Larry F. Robbins, Esq.

                  11.2 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                  11.3 Waiver; Amendments; Separability. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. If any provision of this Agreement is held to be invalid or unenforceable, the balance of this Agreement shall remain in effect.

                  11.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  11.5 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

                  11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  11.7 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a part of this Agreement as if set forth in full herein.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            ONCOGENE SCIENCE, INC.

                                            By:/s/  COLIN GODDARD
                                               -------------------------------
                                               Name: COLIN GODDARD
                                               Title: VP, Pharmaceutical
                                                        Operations

                                            MYCOSEARCH ACQUISITION CORP.

                                            By:/s/  COLIN GODDARD
                                               -------------------------------
                                               Name: COLIN GODDARD
                                               Title: President and CEO

                                            MYCOSEARCH, INC.

                                            By:/s/  BARRY KATZ
                                               -------------------------------
                                               Name: BARRY KATZ
                                               Title: President

                                            STOCKHOLDERS:

                                            /s/ BARRY KATZ
                                            ----------------------------------
                                            BARRY KATZ

                                            /s/  BARRY ROBERTS
                                            ----------------------------------
                                            BARRY ROBERTS

                                            /s/  JOHN MCLAUGHLIN
                                            ----------------------------------
                                            JOHN MCLAUGHLIN

                                            /s/  CEDRIC PEARCE
                                            ----------------------------------
                                            CEDRIC PEARCE

                                    Exhibit C

1.       Shareholdings

                                         Number of Shares
Name of Shareholders                     of Mycosearch, Inc.                           Percentage
- --------------------                     -------------------                           ----------

(Record and Beneficial
Owner)

Barry Katz                               410 shares of common stock                       77.902%

Barry Roberts                            65 shares of common stock                        12.350%

John McLaughlin                          25 shares of common stock                         4.750%

Cedric Pearce                            26.3 shares of common stock                       4.998%






2.       Warrants

Name of Warrantholder                             Number of Shares of
- -----------------------------------------         Oncogene Science,
                                                  Inc.
                                                  ------------------------------
Barry Katz                                        77,902 shares of OSI
                                                  Common Stock

Barry Roberts                                     12,350 shares of OSI
                                                  Common Stock

John McLaughlin                                   4,750 shares of OSI
                                                  Common Stock

Cedric Pearce                                     4,998 shares of OSI
                                                  Common Stock

- -----------------------------------------         ------------------------------
Total                                             100,000